Exhibit 99.1

March 1, 2017	Analyst Contact:	Andrew Ziola 918-947-7163
	Media Contact:	Jennifer Rector 918-947-7571

ONE Gas Sets Record Date for
2017 Annual Meeting of Shareholders

TULSA, Okla. - March 1, 2017 - ONE Gas, Inc. (NYSE: OGS) will hold its 2017 Annual Meeting of Shareholders on Thurs., May 25, 2017, at 9 a.m. Central Daylight Time. The meeting also will be audio webcast on the ONE Gas website, www.onegas.com.

The record date for determining shareholders entitled to receive notice of the meeting and to vote is March 27, 2017.

What:	ONE Gas, Inc. 2017 Annual Meeting of Shareholders
When:	Thurs., May 25, 2017 at 9 a.m. CDT
Where:	First Place Tower, 15 E. Fifth Street, Tulsa, Okla.
How:	Log on to the webcast at www.onegas.com

ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index, and is one of the largest natural gas utilities in the United States.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas.

ONE Gas is headquartered in Tulsa, Okla., and its divisions include Oklahoma Natural Gas, the largest natural gas distributor in Oklahoma; Kansas Gas Service, the largest in Kansas, and Texas Gas Service, the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com.

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